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Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-27867 and 333-56671) of Diversified Corporate Resources, Inc. of our report dated August 6, 1999 relating to the financial statements of MOUNTAIN, LTD. which appears in the Current Report on Form 8-K of Diversified Corporate Resources, Inc. dated September 30, 1999.

PricewaterhouseCoopers LLP
September 30, 1999